EXHIBIT 23.2


June 2, 2005

Board of Directors
AEC,I, Inc.
3525 North Service Road
Unit #105
Toronto, Ontario
M6A 1P8

Dear Sirs:

      This letter is to constitute our consent to include the audit report of Alternate Energy Corp. as of December 31, 2004 in the Registration Statement filed on Form SB-2 contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN

S/Gary Cilevitz


Gary Cilevitz

DD/ekm